Exhibit 10.1

AMENDMENT TO THE JOURNEY MEDICAL CORPORATION

2015 STOCK PLAN

This Amendment to the Journey Medical Corporation 2015 Stock Plan (the “Plan”), is hereby adopted on this day of June, 2022, by the Board of Directors (the “Board”) of Journey Medical Corporation (the “Company”).

WITNESETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 17 of the Plan, the Board has the right to amend the Plan with respect to certain matters, provided that any material increase in the number of shares available under the Plan shall be subject to stockholder approval; and

WHEREAS, the Board has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, subject to and effective as of the date of stockholder approval hereof, in the following particulars:

1.	Section 4 of the Plan is hereby amended by increasing the share references in such section to 7,642,857, so that such section reads in its entirety as follows:

“4. Stock. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value 0.0001 per share, or such shares of the Company’s capital stock into which such class of shares may be converted pursuant to any reorganization, recapitalization, merger, consolidation or the like (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares that may be issued pursuant to the Plan is 7,642,857 shares of Common Stock, subject to adjustment as provided herein. Any such shares may be issued as ISOs, NSOs or Stock Bonuses, or to persons or entities making purchases pursuant to Purchase Rights, so long as the number of shares so issued does not exceed such aggregate number, as adjusted. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any shares issued pursuant to Stock Rights, the unpurchased shares subject to such Options and any shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan. Shares of Common Stock which are withheld to pay the exercise price of an Option and/or any related withholding obligations shall not be available for issuance under the Plan.”

Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being an Amendment to the Plan, as adopted by the Board on April 19, 2022, and approved by the Company’s stockholders on June 21, 2022.

JOURNEY MEDICAL CORPORATION

By:	/s/ Claude Maraoui

Claude Maraoui

President, Chief Executive Officer and Director